Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kingsway Financial Services Inc.

Itasca, Illinois

We hereby consent to the incorporation by reference in the Circular constituting a part of this Registration Statement of our reports dated March 16, 2018, relating to the consolidated financial statements and schedules of Kingsway Financial Services Inc., and the effectiveness of Kingsway Financial Services Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Circular.

/s/ BDO USA, LLP

Grand Rapids, Michigan

September 28, 2018